EXHIBIT 99.1

Media Contact:

David Hallisey, (949) 471-7703

david.hallisey@gateway.com

Investor Contact:

Marlys Johnson, (605) 232-2709

marlys.johnson@gateway.com

GATEWAY REPORTS SECOND QUARTER 2007 RESULTS

•	Net income of $1.9 million, or $0.01 per diluted share, versus a net loss of $7.7 million a year ago

•	Operating income of $5.9 million versus a loss of $6.9 million a year ago

•	Revenue of $841 million versus $919 million a year ago

•	Retail revenue of $614 million versus $592 million a year ago

•	Gross margins of 7.6% versus 5.5% a year ago

•	Retail gross margins of 5.6% versus 3.7% a year ago

Irvine, Calif., August 2, 2007 – Gateway, Inc. (NYSE: GTW) today reported results for its second quarter ended June 30, 2007. Revenue amounted to $841 million, down from $919 million a year earlier. Retail revenue grew to $614 million from $592 million a year earlier, but was offset by continuing revenue declines in Professional and Direct.

Gross margin for the second quarter was 7.6 percent, compared with 4.9 percent in the prior quarter and 5.5 percent in the second quarter of 2006. Retail gross margin for the second quarter was 5.6 percent, compared with 3.1 percent in the prior quarter and 3.7 percent a year ago.

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Gateway Reports Second Quarter 2007 Results	Page 2

Operating income was $5.9 million, compared to a loss of $6.7 million in the first quarter and a loss of $6.9 million a year earlier.

Net income equaled $1.9 million, or 1 cent per diluted share. This compares with a net loss of $8.6 million, or 2 cents per diluted share in the prior quarter, and a net loss of $7.7 million, or 2 cents per diluted share a year earlier.

“In the quarter in which Gateway sold its 50 millionth PC, we improved our year-over-year operating results for the third consecutive quarter,” said Ed Coleman, Gateway’s chief executive officer. “We showed revenue growth and significant margin improvement in our Retail business. While revenue declined in our Professional and Direct segments, we significantly increased Professional segment contribution by increasing gross margin and reducing expenses. These improvements, coupled with a continuing focus on managing our costs, resulted in this quarter’s profitable performance.”

SG&A expense in the second quarter was $66.6 million, or 7.9 percent of revenue, up from $65.1 million in the prior quarter, and up from $66.1 million in the second quarter of 2006. The year-over-year increase is primarily due to an $8.4 million release of a prior disclosed sales tax reserve in 2006, which was not repeated in 2007, and an increase in depreciation expense related to the implementation of a new ERP system, partially offset by reductions in marketing and headcount-related expenses, settlement expenses and legal fees.

As part of Gateway’s 2005 Marketing, Development and Settlement Agreement with Microsoft, second quarter results included the continuing quarterly benefit of $8.6 million.

The company sold 1,088,400 PC units in the second quarter, down 13 percent sequentially and down 7 percent year-over-year.

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Gateway Reports Second Quarter 2007 Results	Page 3

Segment Results

The Retail segment, which includes international sales, delivered second quarter revenue of $614 million, down 20 percent sequentially and up 4 percent year-over-year. Retail PC unit sales equaled 938,700, down 14 percent sequentially and down 1 percent year-over-year. The sequential decrease in units and revenue reflects seasonal factors. The year-over-year decrease in units and increase in revenue reflects a shift to higher opening price points.

Retail gross margin in the second quarter was $34.6 million or 5.6 percent of revenue, up from $23.6 million or 3.1 percent of revenue in the prior quarter, and up from $21.9 million or 3.7 percent of revenue in the second quarter of 2006. Retail segment contribution was $26.0 million (after Retail SG&A expenses of $8.6 million), up from $19.0 million in the prior quarter (after expenses of $4.6 million) and up from $17.2 million a year ago (after expenses of $4.6 million). The sequential and year-over year improvement in gross margin and segment contribution is primarily due to component cost and freight savings, as well as product and brand mix changes within the segment, partially offset by increased SG&A expense.

The Professional segment delivered revenue of $173 million in the second quarter, up 11 percent sequentially and down 31 percent year-over-year. Professional PC unit sales equaled 119,400, up 7 percent sequentially and down 36 percent year-over-year. The sequential increases in revenue and unit sales were predominantly due to seasonal factors and higher average unit prices due to product mix. The year-over-year decreases in revenue and unit sales were due to greater selectivity in contract bidding and desktop production constraints related to the ramp-up of production at our Nashville facility, partially offset by higher average unit prices due to product mix. Production constraints at Nashville resulted in a significantly higher backlog than normal for Professional at the end of the quarter.

Professional gross margin was $21.1 million or 12.2 percent of revenue, up from $10.8 million or 6.9 percent of revenue in the prior quarter and up from $11.1 million or 4.4 percent of revenue in the second quarter of 2006. Professional segment

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Gateway Reports Second Quarter 2007 Results	Page 4

contribution was $8.4 million (after Professional SG&A expenses of $12.7 million), up from a loss of $3.0 million in the prior quarter (after expenses of $13.8 million) and up from a loss of $8.3 million a year ago (after expenses of $19.3 million). The sequential and year-over-year improvements in gross margin and segment contribution were due to management’s decision to pursue opportunities on a more selective basis, resulting in better margin management, as well as reduced headcount-related expenses and other expense controls. Additionally, margins in the second quarter of 2006 were negatively impacted by $10 million in one-time warranty and royalty adjustments.

The Direct segment delivered revenue of $54 million, down 38 percent sequentially and down 30 percent year-over-year. Direct PC unit sales equaled 30,300, down 35 percent sequentially and down 15 percent year-over-year. The sequential and year-over-year declines in units and revenue reflect declining marketing spend and desktop production constraints at our Nashville facility, as well as declining deferred extended warranty revenue and Internet access subscription revenue share.

Direct gross margin was $8.2 million or 15.1 percent of revenue, down from $15.3 million or 17.7 percent of revenue in the prior quarter and down from $17.6 million or 22.9 percent of revenue in the second quarter of 2006. Direct segment contribution was $4.1 million (after Direct SG&A expenses of $4.0 million), down from $8.7 million in the prior quarter (after expenses of $6.6 million) and down from $9.3 million a year ago (after expenses of $8.4 million). The sequential and year-over-year decline in gross margin and segment contribution reflects declining deferred extended warranty revenue and Internet access subscription revenue share, partially offset by reduced headcount-related and marketing expenses.

Working Capital

Working capital at the end of the quarter was $314 million, which was unchanged from the end of the first quarter.

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Gateway Reports Second Quarter 2007 Results	Page 5

Accounts payable and supplier receivables both dropped to more normal levels from the distorted levels caused by component receiving and invoicing delays in the first quarter. Accounts payable were $610 million (71 days) down from $861 million (81 days) as we shortened our payables in support of our ODM relationships. Supplier receivables decreased to $275 million (32 days) from $479 million (45 days) due to timely invoicing of components sales to our ODMs. Accounts payable, net of supplier receivables, decreased to $335 million from $382 million at the end of the first quarter.

Net accounts receivable were $314 million (34 days) up from $303 million (27 days) at the end of the first quarter. Net inventory closed at $160 million (19 days) up from $131 million (12 days) at the end of the first quarter due to increased finished goods inventory. Other current assets dropped to $111 million from $203 million at the end of the first quarter in part due to improved collection of vendor credit programs.

The net result is that cash and marketable securities decreased to $255 million from $317 million at the end of the first quarter, as more working capital was utilized in assets supporting the business.

Cash flow, defined as earnings before interest and taxes, plus depreciation and amortization, minus capital expenditures, rose to $7.7 million, an increase of $17 million from ($9.3) million in the first quarter, and an increase of $23 million from ($15.3) million in the second quarter of 2006. This reflects improvement in operating income, greater depreciation and amortization and a lower capital expenditure budget.

At the end of the second quarter, Gateway had approximately $84 million in income tax reserves attributable to past periods. Gateway is in the process of concluding audits of these past periods and believes that a significant portion of these reserves will be released over the next few quarters which would benefit its reported net income.

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Gateway Reports Second Quarter 2007 Results	Page 6

Conference Call Information

Gateway will host a conference call for analysts on Thursday, August 2 at 10:00 am EDT/7:00 am PDT, which will be accessible via live audio web cast at http://www.gateway.com.

About Gateway

Since its founding in 1985, Irvine, Calif.-based Gateway (NYSE: GTW) has been a technology pioneer, offering award-winning PCs and related products to consumers, businesses, government agencies and schools. Gateway is the third largest PC company in the U.S. and among the top ten worldwide. The company’s value-based eMachines brand is sold exclusively by leading retailers worldwide, while the premium Gateway line is available at major retailers, over the web and phone, and through its direct and indirect sales force. See http://www.gateway.com for more information.

Special note

This press release contains forward-looking statements that involve risks and uncertainties, as well as assumptions that, if they do not materialize or prove incorrect, could cause Gateway’s results to differ materially from those expressed or implied by such forward-looking statements. All statements, other than statements of historical fact, are statements that could be forward-looking statements, including any projections or preliminary estimates of earnings, revenues, or other financial items; any statements of plans, strategies and objectives of management for future operations; the extent of seasonal changes in demand; any statements regarding proposed new products, services or developments; any statements regarding future economic conditions or performance; statements of belief and any statement of assumptions underlying any of the foregoing. The risks that contribute to the uncertain nature of these statements include, among others, risks related to shifting our distribution model to third-party retail; competitive factors and pricing pressures, including the impact of aggressive pricing cuts by larger competitors; general conditions in the personal computing industry, including changes in overall demand and average selling prices, shifts from desktops to mobile computing products and information appliances and the impact of new microprocessors and operating software; the ability to simplify the company’s business, change its distribution model and restructure its operations and cost structure; component supply shortages; short product cycles; the ability to access new technology; infrastructure requirements; risks of international business; foreign currency fluctuations; risks relating to new or acquired businesses, joint ventures and strategic alliances; risks related to financing customer orders; changes in accounting rules; the impact of litigation and government regulation generally; inventory risks due to shifts in market demand; the impact of employee reductions and management changes and additions; and general economic conditions, and other risks described from time to time in Gateway’s Securities and Exchange Commission periodic reports and filings. Gateway assumes no obligation to update any forward-looking statements to reflect events that occur or circumstances that exist after the date on which they were made.

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Gateway, Inc.

Consolidated Condensed Statements of Operations

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Net sales	$840,625	$919,312	$1,849,329	$1,997,134
Cost of goods sold	776,756	868,736	1,735,741	1,867,830

Gross profit	63,869	50,576	113,588	129,304
Selling, general, and administrative expenses	66,603	66,149	131,685	169,246
Microsoft benefit	8,625	8,625	17,250	17,250

Operating income (loss)	5,891	(6,948)	(847)	(22,692)
Other income (loss), net	(988)	(1,317)	(281)	920
Minority interest	(79)	—	(108)	—

Income (loss) before income taxes	4,824	(8,265)	(1,236)	(21,772)
Benefit (Provision) for income taxes	(2,911)	585	(5,430)	1,755

Net income (loss)	$1,913	$(7,680)	$(6,666)	$(20,017)
Net income (loss) per share:
Basic	$0.01	$(0.02)	$(0.02)	$(0.05)

Diluted	$0.01	$(0.02)	$(0.02)	$(0.05)

Weighted average shares outstanding:
Basic	371,857	372,089	371,666	372,531

Diluted	371,928	372,089	371,666	372,531

Gateway, Inc.

Consolidated Condensed Balance Sheets

(in thousands)

(unaudited)

	June 30, 2007	March 31, 2007	December 31, 2006
ASSETS:
Current assets:
Cash and cash equivalents	$225,621	$287,184	$345,677
Marketable securities	29,611	30,289	70,658
Accounts receivable, net	314,163	303,020	274,782
Inventory, net	160,431	130,616	97,187
Other	444,749	735,257	462,789

Total current assets	1,174,575	1,486,366	1,251,093
Property, plant, and equipment, net	110,158	108,249	110,931
Intangibles, net	68,909	71,970	75,058
Goodwill and non-amortizable intangible assets	205,219	205,219	205,219
Other assets, net	10,666	10,231	13,934

	$1,569,527	$1,882,035	$1,656,235

LIABILITIES AND EQUITY:
Current liabilities:
Accounts payable	$609,900	$860,471	$612,639
Accrued liabilities	159,265	191,314	230,115
Accrued royalties	58,916	85,142	54,521
Other current liabilities	32,406	35,178	121,659

Total current liabilities	860,487	1,172,105	1,018,934
Long-term debt	300,000	300,000	300,000
Other long-term liabilities	145,382	149,387	65,875

Total liabilities	1,305,869	1,621,492	1,384,809
Minority interest	2,526	2,447	2,418
Stockholders’ equity	261,132	258,096	269,008

	$1,569,527	$1,882,035	$1,656,235

Gateway, Inc.

Consolidated Condensed Statements of Cash Flows

(in thousands)

(unaudited)

	Six Months Ended June 30,
	2007	2006
Cash flows from operating activities:
Net loss	$(6,666)	$(20,017)
Adjustments to reconcile net cash to net cash provided by operating activities:
Write-down of long-lived assets	—	1,176
Depreciation and amortization	19,339	13,471
Provision for doubtful accounts receivable	8,457	2,083
Stock-based compensation	2,216	2,149
Loss on investments	55	66
Loss on disposal of property, plant and equipment	1	—
Changes in operating assets and liabilities
Accounts receivable	(49,614)	23,343
Inventory	(63,244)	71,536
Other assets	23,085	55,312
Accounts payable	(3,571)	(162,640)
Accrued liabilities	(63,173)	(723)
Accrued royalties	4,395	(1,327)
Other liabilities	(12,467)	(25,533)

Net cash used in operating activities	(141,187)	(41,104)

Cash flows from investing activities:
Proceeds from sales of available-for-sale securities, net	57,894	113,121
Purchases of available-for-sale securities	(16,753)	(48,879)
Purchases of property, plant and equipment	(20,093)	(24,093)
Proceeds from sale of property, plant and equipment	—	3,731

Net cash provided by investing activities	21,048	43,880

Cash flows from financing activities
Repurchase of treasury stock	—	(280)
Proceeds from common stock exercises	83	5

Net cash provided by (used in) financing activities	83	(275)

Net (decrease) increase in cash and cash equivalents	(120,056)	2,501
Cash and cash equivalents, beginning of period	345,677	422,488

Cash and cash equivalents, end of period	$225,621	$424,989

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES

Minority interest in earnings	$(108)	$—

Value of restricted shares withheld for taxes	$312	$2,690

SUPPLEMENTAL CASH FLOW INFORMATION

Cash received for income taxes, net	$103	$153

Cash paid for interest	$3,437	$3,215